UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 20, 2009

EN2GO INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50480	98-0389557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2921 West Olive Avenue, Burbank, California 91505
(Address of Principal Executive Offices)

(818) 433-7191
(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers

(b) On April 20, 2009, Mr. Paul Fishkin resigned as Chief Executive Officer of En2Go International, Inc. (the “Company”).  Mr. Fishkin will remain President and continue to serve as Chairman of the Board of Directors of the Company.

(c) (i) On April 20, 2009, the Board appointed Mr. Charles Michael Ortega to serve as Chief Executive Officer of the Company to fill the vacancy created by Mr. Fishkin’s resignation.

Most recently, Mr. Ortega, 53, was CEO of EdgeStream, Inc. a leading operator of a Video Delivery Network based on patented latency tolerant and route optimization technologies. From 2007 to 2008, Ortega was Vice President of Worldwide Sales for GridNetworks, Inc., which provides a suite of software technologies to deliver video content. From 2005 to 2007, Ortega was SVP of Sales for Communicado, Inc. a leading voice monitoring and reporting software company.  Ortega also held the position of CEO of Xuma, Inc., a pioneer in the Application Infrastructure Provider (AIP) segment, providing pre-configured, fully integrated Infrastructures to companies deploying enterprise class web systems. Prior to this, Ortega was a member of the founding executive team at InterNAP Network Services, a pioneer in high-performance internet routing technology, which grew to over $100 million in revenue and a successful Public Offering.  Mr. Ortega has also held several senior-level management positions for MCI and Hewlett Packard and has served as a director on the Boards of a variety of public and private companies, including Xuma, Inc. and Cittio Inc.

Mr. Ortega has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

Mr. Ortega and the Company shall enter into an employment agreement on terms agreeable to both parties and approved by the Board of Directors of the Company.  It is anticipated that Mr. Ortega will initially receive a base monthly salary of $10,000, subject to increases after a 90-day period, quarterly bonuses and incentive stock options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EN2GO INTERNATIONAL, INC.

April 21, 2009

/s/ PAUL FISHKIN
Paul Fishkin
President